CONTACT:
Michael Archer
Senior Vice President
Corporate Controller
Camden National Corporation
(800) 860-8821
marcher@CamdenNational.com

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
THIRD QUARTER 2021 FINANCIAL RESULTS

Camden National Corporation Reports Net Income of $52.5 Million for the
Nine Months Ended September 30, 2021 and $14.6 Million for the Third Quarter of 2021

CAMDEN, Maine, October 26, 2021/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.5 billion bank holding company headquartered in Camden, Maine, reported net income of $52.5 million and diluted earnings per share ("EPS") of $3.49 for the nine months ended September 30, 2021, an increase of 27% and 28%, respectively, compared to the same period in 2020. The Company's solid year-to-date earnings translated into a return on average equity of 12.96% and return on average tangible equity (non-GAAP) of 15.91% for the same period.

"We have much to be proud of here at Camden National," said Gregory A. Dufour, President and Chief Executive Officer. "We were recently named as one of the best places to work in Maine for 2021 by an independent group and we just received our latest internal engagement scores showing positive growth and momentum. The commitment and dedication of our team here at Camden National resonates loud and clear, and it translated directly into shareholder value through record earnings for the first nine months of the year with net income of $52.5 million and diluted earnings per share of $3.49."

Dufour added, "In response to the historically challenging job market we find ourselves facing, in late-September, we communicated to our employees that effective early-October their wages were increasing at a minimum of 3%, and our starting minimum wage was increasing from $15 to $17 per hour. These adjustments were made to attract new talent, and retain and recognize the value our current employees continuously provide."

Net income for the third quarter of 2021 was $14.6 million and diluted earnings per share ("EPS") was $0.97, a decrease of 13%, respectively, compared to the third quarter of 2020. The decrease was driven by a shift in the Company's strategy to hold more of its residential mortgage production within its loan portfolio.

Net income and diluted EPS for the third quarter of 2021 decreased 19% and 20%, respectively, compared to the second quarter of 2021. The decrease was driven by growth within our loan portfolio and pipeline that resulted in provision expense for the third quarter of 2021 of $939,000, compared to a provision release of $3.4 million last quarter. On a pre-tax, pre-provision-basis (non-GAAP), third quarter 2021 earnings increased 2% over last quarter.

In September, the Company announced a cash dividend of $0.36 per share, payable on October 29, 2021, to shareholders of record on October 15, 2021, representing an annualized dividend yield of 3.01%, based on the Company's closing share price of $47.90, as reported by NASDAQ as of September 30, 2021.

THIRD QUARTER 2021 HIGHLIGHTS

•Net income decreased by $2.1 million, or 13%, compared to the third quarter of 2020 and decreased $3.5 million, or 19%, compared to the second quarter of 2021.
•Pre-tax, pre-provision earnings (non-GAAP) decreased $2.4 million, or 11%, compared to third quarter of 2020, and increased $323,000, or 2%, over the second quarter of 2021.
•Net interest margin on a fully-taxable equivalent basis (“net interest margin”) for the third quarter of 2021 was 2.76%, compared to 3.00% for the third quarter of 2020 and 2.83% for the second quarter of 2021.
•Adjusted net interest margin (non-GAAP), which excludes Small Business Administration Paycheck Protection Program ("SBA PPP") average loans and related income, and average excess liquidity and related income, for the third quarter of 2021 was 2.82%, compared to 3.04% for the third quarter of 2020 and 2.89% for the second quarter of 2021.
•Loans grew 3% during the nine months ended September 30, 2021, and excluding SBA PPP loans (non-GAAP), grew 5% during the same period.
•Non-performing assets were 0.14% of total assets and loans 30-89 days past due were 0.06% of total loans at September 30, 2021, compared to 0.22% and 0.10% at December 31, 2020, respectively.
•Repurchased 106,502 shares of the Company’s common stock during the third quarter of 2021.

FINANCIAL CONDITION

As of September 30, 2021, total assets were $5.5 billion, an increase of $604.2 million, or 12%, since December 31, 2020. Asset growth for the nine months ended September 30, 2021 was driven by: (1) an increase in investment balances of $338.3 million, or 30%, (2) an increase in cash balances of $233.9 million, or 160%, and (3) an increase in loan balances of $95.5 million, or 3%.
•Through the nine months ended September 30, 2021, the Company purchased $618.7 million of debt securities, which continue to be primarily mortgage-backed securities and collateralized mortgage obligations. As of September 30, 2021, the weighted-average life of the Company's debt securities portfolio was 6.0 years compared to 5.1 years as of December 31, 2020. At September 30, 2021, the investment portfolio was 27% of total assets, compared to 23% as of December 31, 2020.
•The increase in cash balances was driven by strong deposit growth of 15% since December 31, 2020. The Company has and continues to take certain actions to manage its liquidity position, including paying-off borrowings, managing depositor relationships, increasing investments and growing loans.
•Loan balances grew 3% during the nine months ended September 30, 2021, and excluding SBA PPP loans (non-GAAP), grew $148.6 million, or 5% over the same period. During the nine months ended September 30, 2021, residential loans grew $167.3 million, or 16%, and commercial real estate loans grew $50.2 million, or 4%. Loan growth within these two loan portfolios was partially offset by a decrease across the other product lines, including a decrease in SBA PPP loans of $53.1 million, consumer and home equity loans of $39.9 million, and commercial loans of $29.0 million during the same period.

In response to the Company’s interest rate risk and liquidity positions, in recent quarters the Company began holding more of its residential mortgage production within its loan portfolio. For the nine months ended September 30, 2021, the Company held 53%, or $441.2 million, of its residential mortgage production within its loan portfolio, which includes holding 67% of its originations for the third quarter of 2021. As of September 30, 2021, 69% of the Company’s residential mortgage pipeline was designated to be held in its portfolio.

As of September 30, 2021, the Company’s loan pipelines were robust and included $222.0 million of residential and home equity loans, and $147.1 million of commercial and commercial real estate loans, of which $55.8 million were construction loans and credit lines. Loan prepayments continue to run at elevated levels, particularly within the commercial loan portfolios primarily due to customers having excess liquidity and business sales. Based on current conditions, the Company expects continued pressure from prepayment activity.

As of September 30, 2021, total deposits were $4.6 billion, an increase of $599.9 million, or 15%, since December 31, 2020. Deposit growth for the nine months ended September 30, 2021 was primarily due to core deposit (non-GAAP) growth of $628.8 million, or 19%, which was driven by additional government stimulus programs in response to the COVID-19 pandemic during the first quarter of 2021 and seasonal inflows throughout the summer months. The Company's loan-to-deposit ratio was 72% at September 30, 2021, compared to 80% at December 31, 2020.

As of September 30, 2021, total borrowings were $255.9 million, an increase of $9.1 million, or 4%, since December 31, 2020. Repurchase agreements increased $49.1 million over this period, offsetting other actions taken by the Company in light of its capital and liquidity position, including early termination of a $25.0 million long-term borrowing contract during the first quarter of 2021, and full redemption of its $15.0 million of subordinated notes during the second quarter of 2021.

As of September 30, 2021, the Company's capital position remained well in excess of regulatory requirements, including a total risk-based capital ratio of 15.06% and a tier 1 leverage ratio of 9.13%. The Company's shareholders' equity to total assets position and tangible common equity ratio (non-GAAP) was 9.92% and 8.30% at September 30, 2021, respectively, compared to 10.81% and 8.99% at December 31, 2020.

In the first quarter of 2021, the Company initiated a new share repurchase program for up to 750,000 shares of its common stock, or approximately 5% of the Company's shares outstanding. This share repurchase program replaces the program that terminated in January 2021. For the three and nine months ended September 30, 2021, the Company repurchased 106,502 shares for $4.9 million.

ASSET QUALITY

As of September 30, 2021, the Company's asset quality metrics remained very strong with non-performing assets of 0.14% of total assets and loans 30-89 days past due of 0.06% of total loans. In comparison, at December 31, 2020, non-performing assets were 0.22% of total assets, and loans 30-89 days past due were 0.10% of total loans.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

In the fourth quarter of 2020, the Company adopted the current expected credit loss methodology, commonly referred to as "CECL," to account for the ACL on loans and certain off-balance credit exposures, effective as of January 1, 2020. Interim periods prior to the fourth quarter of 2020 continue to be presented under the incurred loss methodology.

At September 30, 2021, the ACL on loans was $32.3 million, or 0.97% of total loans, compared to $37.9 million, or 1.18% of total loans, at December 31, 2020. The decrease in the allowance reflects the Company's strong asset quality and overall improvement in the current and forecasted market conditions over its forecast period. There have been no significant changes in the Company's CECL methodology since year-end.

FINANCIAL OPERATING RESULTS (Q3 2021 vs. Q3 2020)

Net income for the third quarter of 2021 was $14.6 million, a decrease of $2.1 million, or 13%, compared to the third quarter of 2020. Diluted EPS for the third quarter of 2021 was $0.97, a decrease of $0.14, or 13%, compared to the same period last year.

Net Interest Income and Net Interest Margin. Net interest income for the third quarter of 2021 was $34.7 million, an increase of $265,000, or 1%, over the third quarter of 2020. Interest income decreased $1.3 million, or 3%, between periods, but was offset by a decrease in interest expense of $1.6 million, or 37%.
•The decrease in interest income between periods was driven by a 40 basis point decrease in the Company’s interest-earning asset yield to 2.97% for the third quarter of 2021. The pressure on asset yields was driven by higher cash balances, and the current interest rate environment as assets reprice, customers refinance and new assets are originated at lower yields. Additionally, SBA PPP income earned for the third quarter of 2021 of $2.0 million, was $407,000 lower than that earned for the same period last year.
•The decrease in interest expense between periods was driven by a lower cost of funds of 16 basis points falling to 0.22% for the third quarter of 2021. The decrease in cost of funds between periods reflects certain actions taken to manage deposit and borrowing costs lower.

Net interest margin for the third quarter of 2021 was 2.76%, a decrease of 24 basis points compared to the third quarter of 2020. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the third quarter of 2021 was 2.82%, decreased 22 basis points compared to the third quarter of 2020.

Provision for Credit Losses. The provision for credit losses for the third quarter of 2021 was reported using the CECL methodology, whereas the provision for credit losses for the third quarter of 2020 was reported using the incurred loss methodology.

The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	CECL Q3 2021	Incurred Q3 2020	Increase / (Decrease)
Provision for credit losses - loans	$269	$1,000	$(731)
Provision (credit) for credit losses - off-balance sheet credit exposures	670	(13)	683
Provision for credit losses	$939	$987	$(48)

For the third quarter of 2021, the Company recorded $269,000 in provision for credit losses on loans. The provision expense for the quarter accounts for the increase in loan balances, excluding SBA PPP loans (non-GAAP), the Company’s strong asset quality and minimal net charge-offs for the quarter of $57,000 and improved economic conditions. In comparison, at this time last year, the Company was still operating in very volatile and uncertain market conditions, and although its asset quality remained strong and net charge-offs were not elevated, $1.0 million of provision expense related to loan balances was recognized to reflect current market conditions at that time.

The provision (credit) for credit losses on off-balance sheet credit exposures accounts reflects the change between periods on the Company’s future expected credit losses on funding commitments, which includes the unfunded portion of its construction loans, credit lines, and committed loan pipeline. As of September 30, 2021, the allowance for credit losses on its off-balance sheet credit exposures was $3.2 million, compared to $2.5 million as of June 30, 2021 and $9,000 as of September 30, 2020.

Non-Interest Income. Non-interest income for the third quarter of 2021 was $11.1 million, a decrease of $1.6 million, or 13%, compared to the third quarter of 2020. The decrease was driven by lower mortgage banking income of $2.8 million. In early-2021, the Company shifted its strategy to hold more residential mortgage loans within its loan portfolio, and, as a result, the Company sold 33% of its residential mortgage production during the third quarter of 2021, compared to 69% for the third quarter of 2020. The decrease in mortgage banking income was partially offset by an increase in debit card income of $651,000, an increase in both fiduciary income and brokerage income totaling $361,000, and an increase in service charges fees of $138,000.

Non-Interest Expense. Non-interest expense for the third quarter of 2021 was $26.3 million, an increase of $1.0 million, or 4%, compared to the third quarter of 2020. Compensation and related costs for the third quarter of 2021 increased $2.2 million, or 16%, over the third quarter of 2020 and was driven by: (1) higher performance-based incentive accruals of $1.2 million due to the Company’s year-to-date financial performance, and (2) higher wages of $545,000, or 6%. The increase in compensation and related costs was partially offset by a decrease in other expenses between periods of $1.1 million as the Company accrued in the third quarter of 2020 $1.2 million for a legal matter.

Effective October 3, 2021, the Company provided a minimum 3% wage increase to all of its employees and increased its starting minimum wage $2 per hour to $17 per hour. The off-cycle wage adjustment was in response to the challenging job market and need to retain and attract talent. This off-cycle wage adjustment is not in replacement of the Company’s normal merit cycle in March each year. Beginning in 2022, the Company will suspend its profit sharing contribution to employees' 401(k) accounts to partially fund the impact of the off-cycle wage adjustment.

FINANCIAL OPERATING RESULTS (Q3 2021 vs. Q2 2021)

Net income for the third quarter of 2021 decreased $3.5 million, or 19%, compared to the second quarter of 2021. On a linked-quarter-basis, diluted EPS decreased $0.24, or 20%.

Net Interest Income and Net Interest Margin. Net interest income for the third quarter of 2021 increased $1.2 million, or 4%, compared to the second quarter of 2021. On a linked-quarter basis, interest income increased $1.1 million, or 3%, and interest expense decreased $104,000, or 4%.
•The increase in interest income between periods was driven by: (1) an increase in average investment balances of $154.4 million, or 12%, and an increase in average loan balances of $30.1 million, or 1%, and (2) an increase in SBA PPP income of $291,000 due to elevated payoffs, offsetting continued yield pressures on the Company’s core loan segments, including residential real estate, commercial real estate and commercial loans.
•The decrease in interest expense between periods was driven by a decrease in cost of funds of 2 basis points to 0.22% led by lower interest rates on certificates of deposit, repurchase agreements and subordinated debentures, as the Company called its subordinated notes in the second quarter of 2021.

Net interest margin for the third quarter of 2021 decreased 7 basis points compared to the second quarter of 2021. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the third quarter of 2021 was 2.82%, a decrease of 7 basis points compared to the second quarter of 2021.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	CECL Q3 2021	CECL Q2 2021	Increase / (Decrease)
Provision (credit) for credit losses - loans	$269	$(3,452)	$3,721
Provision for credit losses - off-balance sheet credit exposures	670	49	621
Provision (credit) for credit losses	$939	$(3,403)	$4,342

For the third quarter of 2021, the Company recorded $269,000 of provision for credit losses on loans primarily due to loan growth, excluding SBA PPP loans (non-GAAP), of $73.5 million, whereas the previous quarter it recorded a credit for provision expense of $3.5 million related to its loan balances because of improving current and forecasted market conditions.

On a linked-quarter-basis, the increase in the provision for credit losses on off-balance sheet credit exposures was driven by strong growth within its unfunded loan commitments and loan pipeline of $96.5 million led by the commercial and commercial real estate loan pipelines.

Non-Interest Income. Non-interest income for the third quarter of 2021 decreased $221,000, or 2%, compared to the second quarter of 2021. The decrease between periods was driven by lower mortgage banking income of $685,000 as the Company sold 33% of its residential mortgage loan production during the third quarter of 2021, compared to 40% during the second quarter of 2021. The change in percentage sold reflects the Company's shift in strategy as it looks to hold more residential mortgages within its loan portfolio. The decrease in mortgage banking income was partially offset by: (1) an increase service charge income of $227,000 due to the redesign of its consumer checking products in the second quarter of 2021, and (2) debit card income of $166,000.

Non-Interest Expense. Non-interest expense for the third quarter of 2021 increased $673,000, or 3%, compared to the second quarter of 2021. The increase was driven by an increase in compensation-related expenses of $584,000, or 4%, which was driven by an increase in incentive-based accruals of $366,000 based on year-to-date financial performance.

Q3 2021 CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, October 26, 2021 to discuss its third quarter 2021 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic): (844) 200-6205
Live dial-in (international): (929) 526-1599
Participant access code:        175893
Live webcast: https://services.choruscall.com/links/cac211026.html

A link to the live webcast will be available on Camden National's website under "Investor Relations" at
www.CamdenNational.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.5 billion in assets and approximately 600 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 68 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by leading independent research firm, Greenwich Associates. In 2020, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business. The Finance Authority of Maine has awarded Camden National Bank as "Lender at Work for Maine" for eleven years, and the bank was included in the 2021 list of Best Places to Work in Maine. Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.com. Member FDIC.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements about the potential effects of the COVID-19 pandemic on our business, results of operations and financial condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, action taken by government authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, service providers and on economies and markets more generally. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as pre-tax, pre-provision earnings; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Nine Months Ended
(In thousands, except number of shares and per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Financial Condition Data
Investments	$1,471,118	1,415,695	$1,125,360	$1,471,118	$1,125,360
Loans and loans held for sale	3,326,129	3,301,056	3,312,777	3,326,129	3,312,777
Allowance for credit losses on loans	32,272	32,060	36,414	32,272	36,414
Total assets	5,502,902	5,152,069	5,153,793	5,502,902	5,153,793
Deposits	4,605,180	4,294,114	4,224,044	4,605,180	4,224,044
Borrowings	255,883	214,744	294,361	255,883	294,361
Shareholders' equity	545,984	545,548	517,522	545,984	517,522
Operating Data
Net interest income	$34,746	$33,529	$34,481	$100,639	$100,846
Provision (credit) for credit losses	939	(3,403)	987	(4,420)	12,160
Non-interest income	11,099	11,320	12,696	37,634	36,159
Non-interest expense	26,263	25,590	25,221	76,752	73,291
Income before income tax expense	18,643	22,662	20,969	65,941	51,554
Income tax expense	4,003	4,519	4,194	13,418	10,346
Net income	$14,640	$18,143	$16,775	$52,523	$41,208
Key Ratios
Return on average assets	1.08%	1.42%	1.34%	1.36%	1.15%
Return on average equity	10.51%	13.50%	13.01%	12.96%	11.06%
GAAP efficiency ratio	57.29%	57.06%	53.46%	55.51%	53.50%
Net interest margin (fully-taxable equivalent)	2.76%	2.83%	3.00%	2.82%	3.06%
Non-performing assets to total assets	0.14%	0.17%	0.22%	0.14%	0.22%
Common equity ratio	9.92%	10.59%	10.04%	9.92%	10.04%
Tier 1 leverage capital ratio	9.13%	9.48%	8.96%	9.13%	8.96%
Total risk-based capital ratio	15.06%	15.26%	15.15%	15.06%	15.15%
Per Share Data
Basic earnings per share	$0.98	$1.21	$1.12	$3.51	$2.74
Diluted earnings per share	$0.97	$1.21	$1.11	$3.49	$2.73
Cash dividends declared per share	$0.36	$0.36	$0.33	$1.08	$0.99
Book value per share	$36.77	$36.49	$34.69	$36.77	$34.69
Non-GAAP Measures(1)
Return on average tangible equity	12.86%	16.60%	16.21%	15.91%	13.91%
Efficiency ratio	57.00%	56.72%	50.60%	54.83%	52.29%
Adjusted net interest margin (fully-taxable equivalent)	2.82%	2.89%	3.04%	2.87%	3.10%
Pre-tax, pre-provision earnings	$19,582	$19,259	$21,956	$61,521	$63,714
Tangible common equity ratio	8.30%	8.87%	8.30%	8.30%	8.30%
Tangible book value per share	$30.23	$29.99	$28.14	$30.23	$28.14
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	September 30, 2021	December 31, 2020	September 30, 2020
ASSETS
Cash, cash equivalents and restricted cash	$379,656	$145,774	$346,389
Investments:
Trading securities	4,335	4,161	3,648
Available-for-sale securities, at fair value (book value of $1,443,800, $1,078,474 and $1,070,479, respectively)	1,455,210	1,115,813	1,107,069
Held-to-maturity securities, at amortized cost (fair value of $1,390, $1,411 and $1,403, respectively)	1,293	1,297	1,298
Other investments	10,280	11,541	13,345
Total investments	1,471,118	1,132,812	1,125,360
Loans held for sale, at fair value (book value of $10,789, $40,499 and $37,301, respectively)	10,826	41,557	37,935
Loans:
Commercial real estate	1,419,677	1,369,470	1,333,733
Commercial(1)	352,533	381,494	375,548
SBA PPP	81,959	135,095	223,838
Residential real estate	1,222,084	1,054,798	1,044,103
Consumer and home equity	239,050	278,965	297,620
Total loans	3,315,303	3,219,822	3,274,842
Less: allowance for credit losses on loans	(32,272)	(37,865)	(36,414)
Net loans	3,283,031	3,181,957	3,238,428
Goodwill and core deposit intangible assets	97,049	97,540	97,711
Other assets	261,222	299,105	307,970
Total assets	$5,502,902	$4,898,745	$5,153,793
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,289,018	$792,550	$800,582
Interest checking	1,266,242	1,288,575	1,419,544
Savings and money market	1,437,550	1,282,886	1,306,868
Certificates of deposit	323,395	357,666	405,434
Brokered deposits	288,975	283,567	291,616
Total deposits	4,605,180	4,005,244	4,224,044
Short-term borrowings	211,552	162,439	210,055
Long-term borrowings	—	25,000	25,000
Subordinated debentures	44,331	59,331	59,306
Accrued interest and other liabilities	95,855	117,417	117,866
Total liabilities	4,956,918	4,369,431	4,636,271
Shareholders’ equity	545,984	529,314	517,522
Total liabilities and shareholders’ equity	$5,502,902	$4,898,745	$5,153,793
(1) Includes the Healthcare Professional Funding Corporation ("HPFC") loan portfolio.

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended			For The Nine Months Ended
(In thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest Income
Interest and fees on loans	$31,185	$30,865	$33,025	$92,610	$100,190
Taxable interest on investments	5,157	4,376	4,480	13,362	14,241
Nontaxable interest on investments	756	763	823	2,247	2,438
Dividend income	99	102	163	306	498
Other interest income	182	160	176	508	691
Total interest income	37,379	36,266	38,667	109,033	118,058
Interest Expense
Interest on deposits	1,973	1,921	2,899	5,957	12,953
Interest on borrowings	122	176	394	454	1,591
Interest on subordinated debentures	538	640	893	1,983	2,668
Total interest expense	2,633	2,737	4,186	8,394	17,212
Net interest income	34,746	33,529	34,481	100,639	100,846
Provision (credit) for credit losses(1)	939	(3,403)	987	(4,420)	12,160
Net interest income after provision (credit) for credit losses	33,807	36,932	33,494	105,059	88,686
Non-Interest Income
Mortgage banking income, net	1,913	2,598	4,664	11,620	12,889
Debit card income	3,278	3,112	2,627	9,126	7,159
Income from fiduciary services	1,627	1,707	1,504	4,860	4,609
Service charges on deposit accounts	1,744	1,517	1,606	4,800	4,955
Brokerage and insurance commissions	993	939	755	2,885	2,034
Bank-owned life insurance	589	591	615	1,774	1,918
Customer loan swap fees	—	—	51	—	222
Other income	955	856	874	2,569	2,373
Total non-interest income	11,099	11,320	12,696	37,634	36,159
Non-Interest Expense
Salaries and employee benefits	15,902	15,318	13,739	45,742	41,693
Furniture, equipment and data processing	2,980	2,947	3,076	8,954	8,576
Net occupancy costs	1,813	1,805	1,785	5,569	5,785
Debit card expense	1,106	1,074	972	3,166	2,784
Consulting and professional fees	792	997	913	2,652	2,877
Regulatory assessments	522	487	510	1,512	971
Amortization of core deposit intangible assets	163	164	170	491	511
Other real estate owned and collection costs (recoveries), net	60	(25)	71	(156)	270
Other expenses	2,925	2,823	3,985	8,822	9,824
Total non-interest expense	26,263	25,590	25,221	76,752	73,291
Income before income tax expense	18,643	22,662	20,969	65,941	51,554
Income Tax Expense	4,003	4,519	4,194	13,418	10,346
Net Income	$14,640	$18,143	$16,775	$52,523	$41,208
Per Share Data
Basic earnings per share	$0.98	$1.21	$1.12	$3.51	$2.74
Diluted earnings per share	$0.97	$1.21	$1.11	$3.49	$2.73
(1)    Reported balances for the three months ended September 30 and June 30, 2021, and the nine months ended September 30, 2021, have been accounted for under the CECL model. Reported balances for the three and nine months ended September 30, 2020 have been accounted for under the incurred loss method.

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	June 30, 2021	September 30, 2020
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$304,594	$235,676	$216,027	0.12%	0.09%	0.09%
Investments - taxable	1,284,851	1,129,682	906,374	1.66%	1.62%	2.11%
Investments - nontaxable(1)	114,033	114,811	122,204	3.36%	3.36%	3.41%
Loans(2):
Commercial real estate	1,410,201	1,407,374	1,315,958	3.59%	3.60%	3.74%
Commercial(1)	339,638	319,100	372,416	3.49%	3.78%	3.73%
SBA PPP	105,742	158,258	221,672	7.22%	4.15%	4.16%
Municipal(1)	17,021	26,137	19,072	3.41%	3.26%	3.52%
HPFC	8,981	10,775	16,104	7.45%	9.89%	8.09%
Residential real estate	1,174,559	1,093,502	1,083,052	3.53%	3.77%	4.00%
Consumer and home equity	242,921	253,825	305,194	4.27%	4.17%	4.31%
Total loans	3,299,063	3,268,971	3,333,468	3.73%	3.76%	3.92%
Total interest-earning assets	5,002,541	4,749,140	4,578,073	2.97%	3.06%	3.37%
Other assets	384,766	381,677	417,956
Total assets	$5,387,307	$5,130,817	$4,996,029

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,251,492	$970,446	$741,757	—%	—%	—%
Interest checking	1,246,634	1,311,400	1,339,389	0.20%	0.18%	0.26%
Savings	688,331	659,892	557,718	0.04%	0.04%	0.06%
Money market	709,705	703,780	737,782	0.29%	0.29%	0.35%
Certificates of deposit	327,802	338,595	417,788	0.49%	0.53%	1.07%
Total deposits	4,223,964	3,984,113	3,794,434	0.15%	0.16%	0.29%
Borrowings:
Brokered deposits	289,374	284,194	242,390	0.45%	0.44%	0.26%
Customer repurchase agreements	182,114	184,663	194,937	0.26%	0.38%	0.42%
Subordinated debentures	44,331	46,639	59,269	4.81%	5.50%	6.00%
Other borrowings	—	—	73,370	—%	—%	1.02%
Total borrowings	515,819	515,496	569,966	0.76%	0.88%	1.01%
Total funding liabilities	4,739,783	4,499,609	4,364,400	0.22%	0.24%	0.38%
Other liabilities	94,803	92,261	118,727
Shareholders' equity	552,721	538,947	512,902
Total liabilities & shareholders' equity	$5,387,307	$5,130,817	$4,996,029
Net interest rate spread (fully-taxable equivalent)				2.75%	2.82%	2.99%
Net interest margin (fully-taxable equivalent)				2.76%	2.83%	3.00%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.82%	2.89%	3.04%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For The Nine Months Ended		For The Nine Months Ended
(Dollars in thousands)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$250,715	$150,383	0.10%	0.25%
Investments - taxable	1,121,569	850,970	1.66%	2.37%
Investments - nontaxable(1)	115,755	121,284	3.28%	3.39%
Loans(2):
Commercial real estate	1,400,224	1,297,364	3.59%	3.93%
Commercial(1)	330,755	397,754	3.67%	3.91%
SBA PPP	139,453	133,569	5.19%	4.00%
Municipal(1)	22,404	18,545	3.32%	3.60%
HPFC	10,755	18,026	8.16%	8.38%
Residential real estate	1,117,389	1,082,276	3.67%	4.08%
Consumer and home equity	255,058	320,273	4.20%	4.55%
Total loans	3,276,038	3,267,807	3.75%	4.06%
Total interest-earning assets	4,764,077	4,390,444	3.06%	3.59%
Other assets	389,409	395,621
Total assets	$5,153,486	$4,786,065

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,014,778	$645,640	—%	—%
Interest checking	1,282,358	1,261,831	0.19%	0.40%
Savings	658,497	517,936	0.04%	0.06%
Money market	699,594	701,872	0.30%	0.55%
Certificates of deposit	339,230	482,076	0.55%	1.36%
Total deposits	3,994,457	3,609,355	0.17%	0.44%
Borrowings:
Brokered deposits	286,080	228,483	0.45%	0.65%
Customer repurchase agreements	177,559	213,463	0.31%	0.71%
Subordinated debentures	50,045	59,195	5.30%	6.02%
Other borrowings	4,762	69,883	0.99%	0.88%
Total borrowings	518,446	571,024	0.88%	1.26%
Total funding liabilities	4,512,903	4,180,379	0.25%	0.55%
Other liabilities	98,742	108,122
Shareholders' equity	541,841	497,564
Total liabilities & shareholders' equity	$5,153,486	$4,786,065
Net interest rate spread (fully-taxable equivalent)			2.81%	3.04%
Net interest margin (fully-taxable equivalent)			2.82%	3.06%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)			2.87%	3.10%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Nine Months Ended September 30, 2021	At or For The Six Months Ended June 30, 2021	At or For The Three Months Ended March 31, 2021	At or For The Year Ended December 31, 2020(1)	At or For The Nine Months Ended September 30, 2020
Non-accrual loans:
Residential real estate	$2,576	$2,725	$3,637	$3,477	$4,017
Commercial real estate	207	222	309	512	565
Commercial(1)	860	1,511	1,737	1,607	1,114
Consumer and home equity	1,429	1,424	1,897	2,000	2,503
Total non-accrual loans	5,072	5,882	7,580	7,596	8,199
Accruing troubled-debt restructured loans not included above	2,564	2,519	2,579	2,818	2,952
Total non-performing loans	7,636	8,401	10,159	10,414	11,151
Other real estate owned	165	165	204	236	—
Total non-performing assets	$7,801	$8,566	$10,363	$10,650	$11,151
Loans 30-89 days past due:
Residential real estate	$1,195	$303	$772	$2,297	$1,784
Commercial real estate	—	99	177	50	2,056
Commercial(2)	557	183	425	430	1,638
Consumer and home equity	386	214	264	440	434
Total loans 30-89 days past due	$2,138	$799	$1,638	$3,217	$5,912
ACL on loans at the beginning of the period	$37,865	$37,865	$37,865	$25,171	$25,171
Impact of CECL adoption	—	—	—	233	—
(Credit) provision for loan losses	(5,037)	(5,306)	(1,854)	13,215	12,172
Charge-offs:
Residential real estate	92	88	53	121	121
Commercial real estate	—	—	—	103	104
Commercial(1)	503	406	147	1,130	857
Consumer and home equity	233	213	87	484	199
Total charge-offs	828	707	287	1,838	1,281
Total recoveries	(272)	(208)	(51)	(1,084)	(352)
Net charge-offs	556	499	236	754	929
ACL on loans at the end of the period	$32,272	$32,060	$35,775	$37,865	$36,414
Components of ACL:
ACL on loans	$32,272	$32,060	$35,775	$37,865	$36,414
ACL on off-balance sheet credit exposures(3)	3,185	2,515	2,466	2,568	9
ACL, end of period	$35,457	$34,575	$38,241	$40,433	$36,423
Ratios:
Non-performing loans to total loans	0.23%	0.26%	0.31%	0.32%	0.34%
Non-performing assets to total assets	0.14%	0.17%	0.20%	0.22%	0.22%
ACL on loans to total loans	0.97%	0.98%	1.11%	1.18%	1.11%
Net charge-offs (recoveries) to average loans (annualized):
Quarter-to-date	0.01%	0.03%	0.03%	(0.02)%	0.01%
Year-to-date	0.02%	0.03%	0.03%	0.02%	0.04%
ACL on loans to non-performing loans	422.63%	381.62%	352.15%	363.60%	326.55%
Loans 30-89 days past due to total loans	0.06%	0.02%	0.05%	0.10%	0.18%
(1)    Period ended December 31, 2020, includes a $3.3 million increase upon adoption of CECL. Prior interim periods were not restated for CECL.
(2)    Includes the HPFC loan portfolio.
(3)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income, as presented	$14,640	$18,143	$16,775	$52,523	$41,208
Add: amortization of core deposit intangible assets, net of tax(1)	129	130	134	388	404
Net income, adjusted for amortization of core deposit intangible assets	$14,769	$18,273	$16,909	$52,911	$41,612
Average equity, as presented	$552,721	$538,947	$512,902	$541,841	$497,564
Less: average goodwill and core deposit intangible assets	(97,128)	(97,292)	(97,794)	(97,293)	(97,967)
Average tangible equity	$455,593	$441,655	$415,108	$444,548	$399,597
Return on average equity	10.51%	13.50%	13.01%	12.96%	11.06%
Return on average tangible equity	12.86%	16.60%	16.21%	15.91%	13.91%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Non-interest expense, as presented	$26,263	$25,590	$25,221	$76,752	$73,291
Less: legal settlement	—	—	(1,200)	—	(1,200)
Less: prepayment penalty on borrowings	—	—	—	(514)	—
Adjusted non-interest expense	$26,263	$25,590	$24,021	$76,238	$72,091
Net interest income, as presented	$34,746	$33,529	$34,481	$100,639	$100,846
Add: effect of tax-exempt income(1)	228	265	292	764	865
Non-interest income, as presented	11,099	11,320	12,696	37,634	36,159
Adjusted net interest income plus non-interest income	$46,073	$45,114	$47,469	$139,037	$137,870
GAAP efficiency ratio	57.29%	57.06%	53.46%	55.51%	53.50%
Non-GAAP efficiency ratio	57.00%	56.72%	50.60%	54.83%	52.29%
(1) Assumed a 21% tax rate.

Pre-tax, Pre-provision Earnings:
	For the Three Months Ended			For the Nine Months Ended
(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income, as presented	$14,640	$18,143	$16,775	$52,523	$41,208
Add: provision (credit) for credit losses	939	(3,403)	987	(4,420)	12,160
Add: income tax expense	4,003	4,519	4,194	13,418	10,346
Pre-tax, pre-provision earnings	$19,582	$19,259	$21,956	$61,521	$63,714

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Yield on interest-earning assets, as presented	2.97%	3.06%	3.37%	3.06%	3.59%
Add: effect of excess liquidity on yield on interest-earning assets	0.16%	0.12%	0.10%	0.12%	0.06%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.09)%	(0.04)%	(0.04)%	(0.06)%	(0.01)%
Adjusted yield on interest-earning assets	3.04%	3.14%	3.43%	3.12%	3.64%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net interest margin (fully-taxable equivalent), as presented	2.76%	2.83%	3.00%	2.82%	3.06%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	0.15%	0.11%	0.10%	0.12%	0.06%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	(0.09)%	(0.05)%	(0.06)%	(0.07)%	(0.02)%
Adjusted net interest margin (fully-taxable equivalent)	2.82%	2.89%	3.04%	2.87%	3.10%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	September 30, 2021	June 30, 2021	September 30, 2020
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$545,984	$545,548	$517,522
Less: goodwill and other intangible assets	(97,049)	(97,213)	(97,711)
Tangible shareholders' equity	$448,935	$448,335	$419,811
Shares outstanding at period end	14,849,327	14,951,067	14,917,344
Book value per share	$36.77	$36.49	$34.69
Tangible book value per share	$30.23	$29.99	$28.14
Tangible Common Equity Ratio:
Total assets	$5,502,902	$5,152,069	$5,153,793
Less: goodwill and other intangible assets	(97,049)	(97,213)	(97,711)
Tangible assets	$5,405,853	$5,054,856	$5,056,082
Common equity ratio	9.92%	10.59%	10.04%
Tangible common equity ratio	8.30%	8.87%	8.30%

Core Deposits:
(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Total deposits	$4,605,180	$4,294,114	$4,224,044
Less: certificates of deposit	(323,395)	(334,336)	(405,434)
Less: brokered deposits	(288,975)	(282,786)	(291,616)
Core deposits	$3,992,810	$3,676,992	$3,526,994

Average Core Deposits:
	For the Three Months Ended			For the Nine Months Ended
(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Total average deposits	$4,223,964	$3,984,113	$3,794,434	$3,994,457	$3,609,355
Less: average certificates of deposit	(327,802)	(338,595)	(417,788)	(339,230)	(482,076)
Average core deposits	$3,896,162	$3,645,518	$3,376,646	$3,655,227	$3,127,279

Total loans, excluding SBA PPP loans:
(In thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Total loans, as presented	$3,315,303	$3,285,916	$3,274,842
Less: SBA PPP loans	(81,959)	(126,064)	(223,838)
Total loans, excluding SBA PPP loans	$3,233,344	$3,159,852	$3,051,004